                                                                   EXHIBIT 10.18

                                                                    CONFIDENTIAL


                              OPERATING AGREEMENT
                              -------------------

     THIS AGREEMENT ("Agreement") is made and entered into as of the effective date ("Effective Date") set forth below between ENACT Health Management Systems, having its principal place of business at 421 Jacaranda Lane, Palo Alto, CA 94306 ("ENACT"), and ALZA Corporation, having its principal place of business at 950 Page Mill Road, Palo Alto, CA 94304 ("ALZA").

                                    RECITALS
                                    --------

     WHEREAS, ENACT is engaged in the business of designing, manufacturing, selling and providing products and services for health management systems; and

     WHEREAS, ALZA wishes to act as a promotional representative for certain products produced by and services provided by ENACT;

     NOW THEREFORE, in consideration of the mutual promises and covenants set forth below, the parties agree as follows:

                                   AGREEMENT
                                   ---------

     1.   DEFINITIONS.
          -----------

          1.1  To "promote" means to encourage purchase of Products and Services
                   -------
by Payers and seek access to and reimbursement approval of the Products and Services by Payers in the Territory as more fully set forth in Section 3.

          1.2  "NAMs" shall mean ALZA's National Account Managers.
                ----

          1.3  "Territory" means the United States of America and Puerto Rico.
                ---------

          1.4  "Products" means the ENACT AirWatch products described in Exhibit
                --------                                                 -------
"A".
---

          1.5  "Payer" means federal (including military and the veterans
                -----
administration), state (including Medicaid), managed care or other third party payers for health care products and services, including, but not limited to, health maintenance organizations, preferred provider organizations and managed insurance accounts.

          1.6  "Net Sales" means the net amount invoiced by ENACT or any third
                ---------
party for the Products and Services after deducting all reasonable trade and quantity discounts actually taken, taxes on sales and freight, insurance and other transportation charges, in each case to the extent added to the sales price and set forth separately as such in the total amount invoiced.

          1.7  "Exempt Sales" means sales of the Products and Services to or
                ------------
through pharmaceutical companies and clinical research organizations by ENACT for

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      RESPECT TO THE OMITTED PORTIONS.
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one-time clinical or pharmacoeconomic studies; provided, however, that
Exempt Sales shall not include the continuation of the Services for clinical study subjects beyond the end of such study.

          1.8  "Services" means the ENACT AirWatch Central Service and related
                --------
services described in Exhibit "A".
                      -----------

          1.9  An "affiliate" means a corporation or any other entity which
                   ---------
controls, is controlled by, or is under common control with, the designated party.

     2.   APPOINTMENT OF ALZA.
          -------------------

          2.1  Appointment.  ENACT hereby appoints ALZA, and ALZA accepts such
               -----------
appointment, as an authorized representative of ENACT to promote the Products and Services to Payers within the Territory subject to the terms and conditions of this Agreement. Notwithstanding the foregoing, except as otherwise limited by the rights of ALZA set forth herein, ENACT may market and conduct promotional and sales efforts either within or without the Territory; provided, however, that such marketing, promotional and sales efforts in the Territory shall not relieve ENACT of its obligation to pay commissions to ALZA in accordance with this Agreement. ALZA will act as the primary contact with Payers in the Territory with respect to access to and reimbursement approval of Products and Services and shall manage overall Payer promotional strategy and specific promotional call plans to implement such strategy in the Territory. ENACT shall coordinate its activities with ALZA when ENACT or its designated representatives other than ALZA are contacting any Payer in the Territory.

          2.2  Cooperation.  Each party hereto shall cooperate with and assist
               -----------
the other in promotional and marketing efforts within the Territory; provided, however, that, except as otherwise expressly provided herein, ALZA shall not have primary responsibility for any promotional or marketing effort, but shall assist ENACT with such efforts upon ENACT's reasonable request and subject to the availability of ALZA's existing resources as determined by ALZA. Whenever reasonably requested by one party hereto, the other party shall follow up on correspondence with any Payer relating to the Products and Services within the Territory, and shall assist in the resolution of commercial or technical issues which may arise with such Payer.

     3.   ALZA'S GENERAL DUTIES.  ALZA shall use reasonable diligent efforts, on
          ---------------------
a similar basis as ALZA's promotion of its own products to Payers, to: (a) introduce, promote, solicit and otherwise encourage and seek access to and reimbursement approval of the Products and Services by Payers in the Territory; (b) cooperate in implementing lawful and applicable Products and Services sales programs and policies of ENACT; and (c) except as otherwise provided in this Agreement, bear the entire cost and expense of conducting all of its activities under this Agreement. Except as otherwise agreed upon by ENACT and ALZA, ALZA's scope of promotional responsibility shall not include direct contact with prescribing physicians or other respiratory care specialists except to the extent that such persons affect or can influence decisions regarding product access, formulary approval, reimbursement (both initial approval and continued approval) and prescribing by Payers.

     4.   ALZA'S SPECIFIC DUTIES.  Without in any way limiting the generality of
          ----------------------
the
preceding paragraph, ALZA agrees as follows:

          4.1  Promotion.  ALZA's promotional efforts shall include, but are not
               ---------
limited to, direct contacts and visitation with representatives of Payers, including medical and pharmacy directors, formulary committee members, outcome/ pharmacoeconomic staff, utilization managers, plan administrators and health plan sales and marketing staff. Notwithstanding anything herein to the contrary, ALZA's obligations hereunder shall not include direct contacts with Payers other than the large, influential Payers in the Territory such as those listed in Exhibit " B." ALZA shall not make any representations, warranties,
          -------------
claims or other descriptions with respect to the Products or Services except as set forth in ENACT's most current written instructional materials and product warranty as furnished by ENACT to ALZA.

          4.2  Maintenance of Reimbursement Approval.  In addition to the
               -------------------------------------
seeking of access to and reimbursement approval of the Products and Services by Payers, ALZA shall seek to maintain access and reimbursement approval of the Products and Services by Payers.

          4.3  Soliciting Contracts.  ALZA shall use reasonable diligent efforts
               --------------------
(similar to those ALZA would use to promote its own products of similar commercial potential) to solicit and obtain contracts to purchase the Products and Services from Payers, as is appropriate. Contracting practices shall be developed jointly by ALZA and ENACT as set forth in greater detail in Section
5.6 hereof.

          4.4  Dedication of NAMs.  ALZA agrees to devote the following to
               ------------------
promoting the Products and Services pursuant to this Agreement: (a) in the twelve months immediately following the Effective Date, ALZA will devote the services of its NAMs [*], (b) after the twelfth month through the twenty-fourth month following the Effective Date, ALZA will devote the services of its NAMs [*], and (c) thereafter, through termination of this Agreement, ALZA will devote the services of its NAMs [*]. During the twelve months immediately following the date of commercial launch of the Products and Services, ALZA agrees to base a portion of the incentive compensation of each NAM involved in promoting the Products and Services under this Agreement on such activities, which portion shall be, in the aggregate, [*]. Thereafter, ALZA agrees to base a portion of the incentive compensation of each NAM involved in promoting the Products and Services on such activities, which portion [*].

          4.5  Additional Support.  Upon ENACT's reasonable request, ALZA shall
               ------------------
provide ENACT with additional support and assistance in the areas of market research, convention/conference organization, managed care and other advisory groups, public relations and clinical protocol review/input (including but not limited to pharmacoeconomic studies); provided, however, such additional support shall be subject to the availability of ALZA's existing resources as determined by ALZA at the

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time of such request and shall in no event exceed [*]. Except as otherwise expressly provided herein, ENACT shall have primary responsibility for the preparation, development and execution of such projects and any additional support and assistance provided by ALZA hereunder shall be in the form of review, comment and other similar assistance. ENACT shall reimburse ALZA for all reasonable out-of-pocket expenses incurred by ALZA while providing such additional support and assistance.

          4.6  Reports and Meetings.  ALZA and ENACT will jointly develop and
               --------------------
design an overall Payer promotional strategy. ALZA will develop specific promotional call plans to implement such strategy. Within thirty (30) days of the end of each quarter, ALZA shall prepare and submit to ENACT a quarterly call activity report summarizing the account call activities of ALZA's NAMs hereunder, other activities and efforts conducted by ALZA hereunder and any material customer feedback received with respect to the Products and Services during the preceding quarter. ALZA and ENACT, together with ENACT's other representatives, shall cooperate with each other to formalize a process for making quarterly forecasts as to the level of expected sales of the Products and Services. In addition, ALZA shall forward to ENACT information regarding any significant promotional problems or significant problems with the Products and Services promptly upon receipt by ALZA. Additionally, ALZA and ENACT shall meet no less than twice each calendar year, or as may be more frequently agreed upon, to review and discuss the relationship of the parties and the sales, marketing and promotional strategies (including the overall Payer promotional strategy) and efforts of both parties.

          4.7  Professional Association Meetings and Trade Conventions.  ALZA
               -------------------------------------------------------
agrees to display the Products and Services at appropriate professional association meetings, trade conventions and industry symposia in managed health care attended by ALZA at which ALZA personnel are displaying other products. At ENACT's expense, ENACT shall provide to ALZA for such events all printed promotional materials and, as appropriate, display graphics to ALZA's display specifications. ALZA will be responsible for coordinating, and shall coordinate, such meeting, convention and symposia plans and schedules with ENACT. To the extent such events as agreed to by ALZA and ENACT require ALZA to retain a greater exhibit display space than ALZA would need for products being displayed by ALZA other than the Products and Services, ALZA and ENACT shall share the associated costs payable to third parties (including without limitation display space rental) of such events.

          4.8  ENACT Materials.  ALZA shall provide ENACT with ALZA's supply
               ---------------
destination for the ENACT promotional information, marketing literature, forms and other marketing materials. ALZA shall then be responsible for distributing and disseminating such information, marketing literature and other materials in connection with its activities hereunder, and shall notify ENACT when additional materials are required. ALZA shall not use any ENACT promotional information, marketing literature, forms or other printed material of any kind, for any purpose, except as may otherwise be provided herein and except to the extent ALZA is required to disclose ALZA's promotion of the Products and Services during the course of its business operations, without obtaining ENACT's prior written consent for such use.

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

     5.   ENACT'S DUTIES, REPRESENTATIONS AND WARRANTIES.
          ----------------------------------------------

          5.1  Promoting and Marketing Products.  Consistent with ALZA's rights
               --------------------------------
to promote the Products and Services as set forth in this Agreement, ENACT, through its own marketing organization or through designated representatives, shall diligently promote and market the Products and Services throughout the term of this Agreement. ENACT's promotional and marketing efforts shall include, without limitation, direct detailing to allergy, pulmonary and other appropriate prescribing physicians.

          5.2  Marketing Plan.  ENACT has developed a marketing plan with
               --------------
respect to the Products and Services covering the period from the Effective Date through December 31, 1996, a copy of which is attached hereto as Exhibit "C".
                                                                 -----------
By November 30 of each year after 1995 during the term of this Agreement, ENACT and its designated representatives will prepare and present to ALZA a marketing and business plan for the Products and Services for the following calendar year. ENACT will seek and consider in good faith ALZA's input in the development of each such plan.

          5.3  Product Marketing.  From the Effective Date through the later of
               -----------------
(a) the date which is 12 months after the date of commercial launch of the Products and Services, and (b) the date which is 18 months after the Effective Date, [*] and (ii) may not include packaging, packaging development and clinical outcomes research expenses) consistent with the marketing activities set forth in the marketing plan attached hereto as Exhibit "C".
                                         -----------

          5.4  Reports and Meetings.  Within forty-five (45) days of the end of
               --------------------
each quarter, ENACT shall provide ALZA with a detailed report on direct detailing and marketing activities undertaken by ENACT and its designated representatives during the preceding quarter, including, without limitation, the total number of sales calls and the number of direct details to allergy, pulmonary and other appropriate prescribing physicians. Such report shall also include a summary of any material customer feedback received with respect to the Products and Services during the preceding quarter. Within twenty (20) days of the end of each month, ENACT shall provide ALZA with a summary report of all contacts ENACT, acting directly or through its designated representatives, had with Payers during the preceding calendar month, including, without limitation, the identity of the Payer contacted and the purpose of the contact. In addition to fulfilling the mutual reporting and meeting obligations described in Section
4.6 hereof, ENACT shall forward to ALZA information regarding any significant sales and marketing problems or significant problems with the Products and Services promptly upon receipt by ENACT.

          5.5  Literature and Promotional Materials.  ENACT shall furnish ALZA,
               ------------------------------------
without charge (except as may otherwise be agreed upon), with such quantities as ALZA may reasonably request of technical, advertising and selling information and literature concerning the Products and Services and samples of the Products, which

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                                       5

ENACT may from time to time produce or have available for trade circulation. Upon ALZA's reasonable request, ENACT shall cooperate with ALZA to develop modifications of such information and literature, or packages comprised of the foregoing and/or samples of Products, for use specifically with particular Payers to assist ALZA in its promotion of the Products and Services to such Payers. All ENACT technical, promotional and other literature and sales samples which are provided to ALZA must be maintained in a commercially reasonable manner and any unused materials shall be returned to ENACT upon request. ENACT shall develop and review such information and literature in on-going consultation with ALZA and shall update such information and literature on a timely basis and notify ALZA promptly of any such updates.

          5.6  Pricing, Terms and Conditions and Warranties.  ENACT and ALZA
               --------------------------------------------
shall develop in consultation with each other contract terms relating to the price and availability of Products and Services for Payers, which terms will be based on ENACT's general pricing policies, and contracting practices. Subject to such joint development obligations, ALZA shall have no right or authority, express or implied, directly or indirectly, to alter, enlarge or limit ENACT's terms and conditions of sale or the representations or guarantees expressly contained in ENACT's most current written product warranty as distributed by ENACT for the applicable Product and ENACT shall be solely responsible for setting, and may, in its sole discretion and with prompt notice to ALZA, amend, alter or change, the terms and conditions of sale and/or the product warranty.

          5.7  Training.  ENACT shall provide to ALZA training sessions for
               --------
ALZA's NAMs and other sales representatives at locations specified and provided for by ALZA. Each party shall be responsible for such expenses and costs that it incurs for such training sessions, including training materials, transportation costs, facilities, etc.

          5.8  Pharmacoeconomic Support.  ENACT will provide ALZA, at ENACT's
               ------------------------
expense, pharmacoeconomic and outcomes support in ALZA's promotional efforts hereunder. Pharmacoeconomic support shall include, without limitation, development of customized protocols and analysis of Product and Services data, as requested by Payers. ENACT will allow ALZA to have input into the development of any pharmacoeconomic studies relating to the Products and Services and shall provide ALZA with access to the results of any such studies.

          5.9  Clinical Studies.  ENACT shall be responsible for conducting any
               ----------------
clinical studies necessary or desirable in connection with the Products and Services and shall provide ALZA with copies of all clinical publications and reports promptly as such publications and reports become available.

          5.10 Sales Representative in Territory.  [*]. After the first three
               ---------------------------------
years and six months of this Agreement, ENACT and/or its qualified designated representative shall promote the Products and Services to prescribers in a

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

manner consistent with commercial opportunity and practice. ENACT will provide to ALZA copies of any agreements reached with primary sales representatives for the Products and Services in the Territory during the term of this Agreement.

          5.11 Manufacturing.  ENACT represents and warrants that the Products
               -------------
will be manufactured in accordance with Good Manufacturing Practices. ENACT shall maintain a secured source for the manufacture of the Products with sufficient capacity to meet projected sales forecasts and shall maintain sufficient inventories of the Products to meet projected sales forecasts.

          5.12  Regulatory Compliance.  ENACT represents and warrants that ENACT
                ---------------------
has obtained all applicable governmental and regulatory approvals for the promotion, sale and use of the Products and Services in the Territory and that ENACT will maintain such approvals and such other approvals as may become necessary during the term of this Agreement and will comply with all laws and regulations applicable to the packaging, labelling, use, promotion and sale of the Product and Services. In furtherance and not in limitation of the foregoing, ENACT shall prepare all technical, advertising and selling information and literature concerning the Products and Services in full compliance with all applicable laws and regulations, including but not limited to any applicable United States Food and Drug Administration guidelines concerning promotional materials, and shall be solely responsible for complying with all applicable pharmacovigilance requirements.

          5.13 Provision of Services.  Throughout the term of this Agreement,
               ---------------------
ENACT will diligently perform the Services, including, without limitation, customizing data reports upon the reasonable demand of Payers and prescribers and providing periodic newsletters to Payers, prescribers and subscribers to the Services. In addition, ENACT will provide sufficient operational support in order to meet the foregoing obligations. ENACT will develop a back-up data storage site for use in providing the Services in the event of an emergency at the primary data storage site for the Services.

          5.14 Distribution and Customer Service.  ENACT shall have the sole
               ---------------------------------
responsibility for Product warehousing and distribution, processing, invoicing and collection of customer orders for the Products and Services, inventory, receivables and handling customer service activities, either directly or through its designated or qualified representatives. ENACT shall maintain a toll-free customer telephone line available to ENACT's customers during ENACT's regular business hours.

          5.15 Other Assistance.  Upon ALZA's reasonable request, ENACT shall
               ----------------
provide ALZA with such other sales, engineering and technical assistance and training regarding the Products and Services as may be reasonably necessary to promote the Products and Services to Payers in the Territory.

     6.   COMMISSIONS.
          -----------

          6.1  Accrual and Payment of Commissions.
               ----------------------------------

               (a) Beginning on the Effective Date and continuing until this Agreement is terminated, ENACT shall pay ALZA [*]

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     [*] subject to the adjustments set forth below.


               (b) [*].

               (c) Commissions due pursuant to this Section 6 shall be paid by ENACT to ALZA on or before fifteen (15) days after the last day of each fiscal quarter and in a manner and in amounts that are consistent with the timing of ENACT's revenue recognition policy, attached hereto as Exhibit
                                                                      -------
     "D," which shall be in accordance with generally accepted accounting
     ----
     principles and which is subject to change by mutual agreement of ENACT and ALZA. ALZA acknowledges that ENACT will recognize, in conformance with generally accepted accounting principles, revenue for Services over the terms of the Services provided. Accompanying each payment of commission hereunder, ENACT shall also deliver a statement setting forth the information necessary to calculate Net Sales during the period for which the commissions are being paid and the calculation of the commissions due by ENACT for such period. ALZA's sole source of compensation for rendering services on ENACT's behalf pursuant to this Agreement shall be the commissions payable under this Agreement. Except as otherwise expressly provided herein, ALZA shall have no right to receive any other compensation from ENACT for services rendered as a promotional representative or to receive reimbursement of any expenses or other costs incurred by ALZA in connection therewith. ENACT shall not, without ALZA's written consent, accept consideration for any sale or transfer of Products or Services in the Territory in a form that would not be reflected in Net Sales.

          6.2  Ineligible Sales.  Notwithstanding any other provisions of this
               ----------------
Agreement, ALZA shall not be entitled to receive commissions on the following:

               [*];

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

               [*]

[*].

          6.3  Commission Adjustments.  There shall be deducted by ENACT from
               ----------------------
any future commissions earned by, owed to or later accruing to ALZA, an amount equal to previously paid commissions (or a portion thereof) received by ALZA for any canceled Services for which a commission has been paid in advance, but only if ENACT refunds to the purchaser amounts paid by such purchaser in advance and only if such cancellation is not a result of ENACT's nonperformance under the applicable service agreement. This deduction from or charge against any future commissions shall be made within the three calendar months immediately following the event giving rise to the need for the deduction from or charge against present or future commissions. In the event that no commissions are earned by and payable to ALZA within such three calendar month period, ALZA shall reimburse ENACT for the full amount of such deduction or charge within thirty
(30) days of the end of such three calendar month period.

          6.4  Right of Audit.  ENACT shall maintain accurate records of (a)
               --------------
marketing expenses incurred in compliance with Section 5.3 hereof, and (b) Net Sales of Products and Services in the Territory, the dates of sale, the price of the Products and Services sold, and other information relating to discounts, cancellations and the like. To ensure compliance with the terms of this Agreement, ALZA shall have the right to have an inspection and audit of all the relevant accounting and sales books and records of ENACT conducted by an independent audit firm reasonably acceptable to both parties, and any such inspection and audit shall be conducted during regular business hours at ENACT's offices and in such a manner as not to interfere with ENACT's normal business activities. ENACT agrees to cooperate fully with any such audit. In no event shall audits be made hereunder more frequently than every six (6) months. Such audit firm shall present to ENACT and ALZA a confidential summary of its conclusions as to what marketing expenses have been incurred by ENACT and whether commissions paid are sufficient under this Agreement, and such audit firm shall keep confidential all information disclosed or made available to it by ENACT in the investigation. If such inspections should disclose any underreporting of commissions, ENACT shall promptly pay ALZA such amount, together with interest thereon at the rate of 1-1/2% per month or the highest interest rate allowed by law, whichever is lower from

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

the date on which such amount became due, plus the cost of the audit, including, without limitation, the fee of the independent audit firm. If an inspection does not disclose any underreporting of commission in excess of five percent (5%) over the course of the applicable audit period or is requested solely for purposes of verifying marketing expenses, ALZA shall bear the cost of the audit.

     7.   SALES OF PRODUCTS AND SERVICES.  ENACT shall accept and reject orders
          ------------------------------
for the purchase of the Products and Services at its sole discretion. ENACT shall not have any obligation to ALZA to accept any purchase order for Products and Services and shall not have any liability to ALZA for any rejection, cancellation or other action taken by ENACT with respect to a purchase order; provided ENACT acts in good faith and in a manner consistent with its other obligations under this Agreement.

     8.   PROPRIETARY RIGHTS AND CONFIDENTIAL INFORMATION.
          -----------------------------------------------

          8.1  Use and Ownership of Proprietary Rights.  Ownership and all
               ---------------------------------------
right, title and interest in and to any trademarks, trade names or service marks relating to the Products and Services are and shall remain vested solely in ENACT. ENACT grants to ALZA a non-exclusive, limited license to use ENACT's trademarks, trade names, service marks and logos solely to identify ALZA as a promotional representative of ENACT in the Territory. ALZA acknowledges the ownership of ENACT in the trademarks, trade names and service marks and agrees to use reasonable efforts to preserve ENACT's rights in such proprietary rights. ALZA acknowledges that ALZA's utilization of such trademarks, trade names and service marks will not create any right, title or interest in or to such proprietary rights by ALZA, and shall inure to the benefit of ENACT. ALZA shall provide to ENACT, at no cost to ENACT, examples of its use of ENACT's trademarks, trade names, service marks and logos, shall use such proprietary rights in a manner which conforms with the standards set by ENACT and shall modify such use if reasonably requested by ENACT. ALZA shall not adopt any trademarks, trade names or service marks which are confusingly similar to the trademarks, trade names or service marks used by ENACT to sell or assist in the sale of its Products and Services.

          8.2  Confidentiality of Information.  Each party hereto acknowledges
               ------------------------------
that, in the course of promoting the Products and Services and performing its duties under this Agreement, it may obtain information relating to the other party and the products of the other party which it knows or has reason to know is of a confidential and/or proprietary nature ("Confidential Information"). Such Confidential Information may include, but is not limited to, minimum price guidelines, future product releases, trade secrets, know-how, inventions, techniques, processes, programs, schematics, software source documents, data, pricing and discount schedules, customer lists, financial information and sales and marketing plans. Each party hereto shall keep and hold such Confidential Information in the strictest confidence, and shall not use such Confidential Information for any purpose, other than as may be reasonably necessary for the performance of its duties pursuant to this Agreement, without such other party's prior written consent. No party shall disclose any Confidential Information to any person or entity, other than to its employees or consultants who are bound by obligations of confidentiality at least as stringent as those set forth in this Agreement as may be reasonably necessary for purposes of performing its duties hereunder, without such other party's prior written consent. The duty to protect the other party's

Confidential Information expires three years from the date of disclosure of such Confidential Information. The obligations of this paragraph shall survive the termination of this Agreement.

     9.   TERM AND TERMINATION.
          --------------------

          9.1  Finite Term.  This Agreement is effective as of the Effective
               -----------
Date and shall expire and terminate 5 years and 6 months following the Effective Date, unless renewed by mutual consent of both parties for such further term as the parties may determine; provided, however, for each month that the launch and commencement of commercial sales of the Products and Services in the Territory is delayed after November 1, 1995, the date of termination under this Section
9.1 shall be extended for an additional month.

          9.2  ALZA Termination Without Cause.  ALZA may terminate this
               ------------------------------
Agreement at any time and for any reason, without cause and without penalty and without compensation of any kind except as expressly set forth herein, effective 270 days after delivery of written notice of termination to ENACT if such notice is given within three years of the Effective Date of this Agreement; otherwise such termination shall be effective 180 days after delivery of such notice to ENACT.

          9.3  Immediate Termination for Cause by ENACT.  Notwithstanding the
               ----------------------------------------
foregoing, upon the occurrence of any of the following events, ENACT may terminate this Agreement for cause immediately by giving to ALZA written notice of such termination:

            9.3.1 ALZA materially breaches or defaults in any of the terms or conditions of this Agreement and such breach or default is not corrected or rectified to the reasonable satisfaction of ENACT within 90 days following notice of breach or default from ENACT.

            9.3.2 Any general assignment by ALZA for the benefit of creditors, or admission in writing of its inability to pay its debts as they become due, or filing of a voluntary petition in bankruptcy, or adjudication as a bankrupt or insolvent, or filing by ALZA of any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief from creditors, or filing of any answer admitting or failing to deny the material allegations of a petition filed against it for any such relief, or seeking or consenting to or acquiescing in the appointment of any trustee, receiver or liquidator of itself or all or substantially all of its properties.

          9.4  Immediate Termination for Cause by ALZA.  Notwithstanding the
               ---------------------------------------
foregoing, upon the occurrence of any of the following events, ALZA may terminate this Agreement immediately by giving ENACT written notice of termination:

            9.4.1 ENACT materially breaches or defaults in any of the terms or conditions of this Agreement (other than as provided in Section 9.4.2) and such breach or default is not corrected or rectified to the reasonable satisfaction of ALZA within 90 days following notice of breach or default from ALZA.

            9.4.2 ENACT fails to make a payment when due to ALZA under this Agreement and such failure to pay is not rectified to the reasonable satisfaction of ALZA within 30 days following notice of failure to pay from ALZA.

          9.4.3 ENACT and its designated representatives do not diligently promote and market the Product.

          9.4.4 Except as otherwise agreed upon by ENACT and ALZA in writing, ENACT and its designated representative do not achieve, through direct detailing to allergy, pulmonary and other appropriate prescribing physicians, a minimum of 30,000 direct details in the Territory each fiscal quarter during the first three years and six months of this Agreement; provided, however, if the number of details achieved in a fiscal quarter is between 15,000 and 30,000 in the Territory, ENACT shall have the immediately following two fiscal quarters to makeup any deficiency in a given quarter such that the average of all three quarters is at least 30,000 direct details in the Territory.

          9.4.5 Any general assignment by ENACT for the benefit of creditors, or admission in writing of its inability to pay its debts as they become due, or filing of a voluntary petition in bankruptcy, or adjudication as a bankrupt or insolvent, or filing by ENACT of any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief from creditors, or filing of any answer admitting or failing to deny the material allegations of a petition filed against it for any such relief, or seeking or consenting to or acquiescing in the appointment of any trustee, receiver or liquidator of itself or all or substantially all of its properties.

          9.4.6 ENACT materially defaults under the terms of the Loan Agreement dated August ___, 1995 between ENACT and ALZA, and such default is not cured pursuant to the terms of the Loan Agreement.

        9.5  Post-Termination Marketing and Other Obligations.  Following
             ------------------------------------------------
notice of intent to terminate pursuant to Sections 9.2, 9.3 or 9.4 of this Agreement, ENACT shall pay to ALZA, in accordance with the payment periods set forth in Section 6 hereof, commissions as determined pursuant to Section 6.1 for such remaining period(s), if any, up to the effective date of termination.
ENACT shall have the right after the effective date of termination of this Agreement to deal with, and solicit orders from, any and all persons and entities, including Payers who dealt with ALZA, without any liability of any kind to ALZA, except as expressly provided herein. ALZA shall, within 30 days after termination of this Agreement, provide to ENACT a list of all Payers, with their address, that ALZA contacted in the course of its promotional activities hereunder.

        9.6  Post-Termination Payment.  Following termination of this
             ------------------------
Agreement pursuant to Section 9.1 or termination of this Agreement for cause by ALZA pursuant to Section 9.4, and until the earlier of (i) the date cumulative commission payments to ALZA under this Agreement equal [*] million or (ii) the date on which post-termination commissions paid pursuant to this Section 9.6 shall have been paid for 15 years, ALZA shall be entitled to receive a [*] based

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY
      WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

upon Net Sales of Products and Services in the Territory, including any renewals of the Services in the Territory, subject to the payment conditions and adjustments set forth in Article 6 hereof; provided, however, that in the event ENACT has offered in writing to ALZA to extend the term of the Agreement under Section 9.1 for an additional two-year term on the terms set forth in this Agreement (including, without limitation, the same commission and payment structure, the same commitment of NAM support at the same level as is required immediately prior to the time of renewal, and the right to receive the same post-termination payments at the end of such renewal period), and ALZA has rejected such an offer, no post-termination payment shall be due under this
Section 9.6. During the term of this post-termination payment, all obligations of ENACT relating to the payment of commissions hereunder, including without limitation, Sections 6.1, 6.2, 6.3 and 6.4, shall remain in full force and effect.

     10.  [*]

     11.  WARRANTY OF NON-INFRINGEMENT.  ENACT represents and warrants that, to
          ----------------------------
ENACT's knowledge after conducting a reasonable investigation, ENACT has sufficient title and ownership of all patents, trademarks, service marks, tradenames, copyrights, trade secrets, proprietary rights and processes necessary for the manufacture, use and sale of the Products and Services and that the manufacture, use and sale of the Products and Services, will not infringe on the proprietary rights of any third party.

     12.  LIMITATION OF REMEDY.  Neither party hereto shall have any claim
          --------------------
against the other for compensation or otherwise with regard to this Agreement or the promotional representation created hereby, whether in contract, in tort, under any warranty or otherwise, either during the term of this Agreement or after its termination, except as expressly provided herein. The remedies for commissions on termination set forth in Section 9.6 are exclusive remedies, and any liability of a party hereto, whether in contract, in tort, under any warranty or otherwise, with respect to this Agreement, or anything done in connection with the promotional representation created hereby including, but not limited to, the performance or breach hereof or the development, manufacture, acceptance or rejection of orders for, sale and delivery of Products and Services, shall not, except as expressly provided herein, exceed or in any way differ from the compensation provided for in this Agreement.

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY
      WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

     13.  LIMITATION OF LIABILITY.  Except as expressly provided herein, neither
          -----------------------
party hereto shall, by reason of the termination of this Agreement or otherwise, be liable to the other party for any special, incidental or consequential damages such as, but not limited to, compensation or damages for loss of present or prospective profits or revenues, loss of actual or anticipated commissions on sales or anticipated sales, or expenditures, investments or commitments made in connection with the establishment, development or maintenance of the promotional representation created by this Agreement or in connection with the performance of obligations hereunder.

     14.  INDEMNIFICATION.  ENACT shall indemnify, defend and hold ALZA and its
          ---------------
officers, directors, agents and employees harmless from and against any and all claims, liabilities, demands, damages, money judgments and costs and expenses (including reasonable attorneys' fees) of any kind arising from or relating to the testing, manufacture, marketing, packaging, distribution, storage, handling, sale or use of Products or Services, including, without limitation, any product liability claims and any claim against ALZA for patent or trademark infringement in connection with the promotion of the Products and Services, excepting only any such claims by a third party that result directly from a breach by ALZA of its obligations under this Agreement. ALZA shall permit ENACT's attorneys, at ENACT's discretion and cost, to handle and control the defense of any claims and suits as to which ALZA may be entitled to indemnity hereunder, and ALZA agrees not to settle any claims or suits without the prior written consent of ENACT. ALZA shall indemnify, defend and hold ENACT and its officers, directors, agents and employees harmless from and against any and all claims, liabilities, demands, damages, money judgments and costs and expenses (including reasonable attorneys' fees) of any kind arising from or relating to any claims by a third party that result directly from ALZA making any misrepresentations with respect to the Products and Services by contradicting information set forth in written instructional materials and the product warranty furnished by ENACT to ALZA. ENACT shall permit ALZA's attorneys, at ALZA's discretion and cost, to handle and control the defense of any claims and suits as to which ENACT may be entitled to indemnity hereunder, and ENACT agrees not to settle any claims or suits without the prior written consent of ALZA.

     15.  GENERAL PROVISIONS.
          ------------------

          15.1 [*].

          15.2 No Waiver.  The failure of either party to enforce at any time or
               ---------
for any period any of the provisions of this Agreement shall not be construed to be a waiver of those provisions or of the right of that party thereafter to enforce each and every

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                                       15
provision hereof.

          15.3 Return of Property.  Promptly upon the termination of this
               ------------------
Agreement, each party hereto shall turn over to the other party all Confidential Information and all other information and material, including, without limitation, all samples, pamphlets, catalogs, booklets and other technical advertising data and literature concerning such other party and/or its products, and all copies thereof, in its possession, custody or control; provided, however, that a party shall be entitled to retain one set of all Confidential Information for the sole purpose of monitoring such party's obligations under
Section 8.2 hereunder.

          15.4 Prohibitions.  Neither party hereto shall enter into any
               ------------
agreement, contract or arrangement with any government or government representative or with any other person, firm, corporation, entity or enterprise imposing any legal obligation or liability of any kind on the other party hereto. Without limiting the generality of the foregoing, neither party hereto shall sign the other party's name to any commercial paper, contract or other instrument and neither shall contract any debt or enter into any agreement, either express or implied, binding such other party to the payment of money and/or in any other regard.

          15.5 Independent Contractor.  Each of ENACT and ALZA shall be
               ----------------------
independent contractors in all matters relating to this Agreement. Neither party shall be deemed an agent for the other for any purposes and neither shall have power or authority, whether apparent, actual, ostensible or otherwise, to bind or commit the other in any way. Neither party hereto or its employees shall be deemed to be or act as employees of the other party for any purpose, including, but not limited to, under the meaning or application of any federal, state or local unemployment insurance laws, social security laws, workers' compensation or industrial accident laws or under any other laws or regulations which would or might impute any obligation or liability to the other party hereto by reason of any employment relationship.

          15.6  Notices.  All notices which any party to this Agreement may be
                -------
required or may wish to give may be given by addressing them to the other party at the addresses set forth below by: (a) personal delivery, (b) by commercial overnight courier with written verification of actual receipt, (c) by registered or certified mail, or (d) by facsimile with receipt confirmed:

          If to ALZA:    ALZA Corporation
                         950 Page Mill Road
                         P.O. Box 10950
                         Palo Alto, California  94303-0802
                         Attention:  Vice President and General Counsel

          If to ENACT:   Enact Health Management Systems
                         421 Jacaranda Lane
                         Palo Alto, CA  94306
                         Attention:  President

If so mailed or otherwise delivered, such notices shall be deemed and presumed to have been given on the earlier of the date of actual receipt or three (3) days after mailing or authorized form of delivery.

          15.7 Governing Law.  This Agreement (and any other documents referred
               -------------
to herein) shall in all respects be interpreted, enforced and governed by and under the laws of the State of California applicable to instruments, persons and transactions which have legal contacts and relationships solely within the State of California. The language of this Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against either of the parties.

          15.8 Binding Arbitration.  Any claim, dispute or controversy arising
               -------------------
out of or in any way relating to this Agreement or to the promotional representative relationship created hereby, or the enforcement or alleged infringement, interference or breach of any related right or obligation of the parties hereto, shall be submitted to binding arbitration by the American Arbitration Association in accordance with the commercial rules then in effect for that Association. The arbitration shall be conducted in San Mateo or Santa Clara County, California. Notwithstanding this provision and the agreement between the parties to submit their disputes to binding arbitration, nothing in this Agreement shall prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute. The prevailing party in any such arbitration or in any action at law or suit in equity relating to this Agreement shall be paid by the other party a reasonable sum for attorneys' fees and expenses of such prevailing party.

          15.9 Assignment.  Neither party shall transfer, pledge or assign this
               ----------
Agreement or any part hereof, interest herein, obligation hereunder or commissions or compensation due to it hereunder without obtaining in each instance the prior written consent of the other; provided, however, that ALZA may assign its rights to any affiliate of ALZA without the consent of ENACT.

          15.10  Integration/Modification/Entire Agreement.  This Agreement
                 -----------------------------------------
constitutes the entire agreement and final understanding of the parties with respect to the subject matter hereof and supersedes and terminates any and all prior and/or contemporaneous negotiations, representations, understandings, discussions, offers and/or agreements between the parties, whether written or verbal, express or implied, relating in any way to the subject matter hereof. This Agreement is intended by the parties to be a complete and wholly integrated expression of their understanding and agreement, and it may not be altered, amended, modified or otherwise changed in any way except in writing.

          15.11  Survivability.  The provisions of Sections 6.4, 8.2, 9.5, 9.6,
                 -------------
14, 15.1, 15.3 and this Section 15.11 shall survive the termination for any reason of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of August __, 1995 (the "Effective Date").


ENACT HEALTH MANAGEMENT SYSTEMS          ALZA CORPORATION


By:  _____________________________       By:  ___________________________


Title:  __________________________       Title:  ___________________________


Date:  ___________________________       Date:  ___________________________

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      WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH
      RESPECT TO THE OMITTED PORTIONS.

                                   EXHIBIT A
                                   ---------


                                      [*]



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      RESPECT TO THE OMITTED PORTIONS.

                                   EXHIBIT B
                                   ---------


                                      [*]



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      WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH
      RESPECT TO THE OMITTED PORTIONS.

                                   EXHIBIT C
                                   ---------


                                      [*]


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      WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH
      RESPECT TO THE OMITTED PORTIONS.

                                   EXHIBIT D
                                   ---------



                                      [*]




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      WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH
      RESPECT TO THE OMITTED PORTIONS.